EXHIBIT 99.1

1275 W. Washington St.
Tempe, AZ 85281
(602) 286-5520
www.orthologic.com
NASDAQ: OLGC

FOR FURTHER INFORMATION:

OrthoLogic	Stern Investor Relations, Inc.
Sherry A. Sturman	Melanie Friedman
Chief Financial Officer	(212) 362-1200
(602) 286-5436
OrthoLogic Reports Third Quarter 2005 Results
Tempe, Ariz., Tuesday, October 25, 2005 — OrthoLogic Corp. (Nasdaq: OLGC) today announced financial results for the third quarter ended September 30, 2005.
OrthoLogic reported a net loss of $7.6 million, or $(0.20) per share, for the third quarter of 2005, compared to a net loss of $29.4 million, or $(0.80) per share in the third quarter of 2004. Third quarter operating expenses totaled $8.3 million, compared to operating expenses of $31.8 million in the third quarter of 2004. Third quarter expenses for continuing operations for the prior year included $25.8 million of In-Process Research and Development costs related to the asset acquisition of Chrysalis Biotechnology, Inc. (CBI).
At September 30, 2005, OrthoLogic had cash, cash equivalents, and investments of $83.5 million.
“We continue to make progress in our late stage programs for Chrysalin® in the accelerated fracture repair and diabetic foot ulcer indications, both of which represent significant, underserved markets,” stated James M. Pusey, M.D., president and chief executive officer of OrthoLogic. “We are looking forward to advancing our pipeline with the finalization of a gel formulation of Chrysalin for use in diabetic foot ulcers, as well as advancing our preclinical compound addressing cartilage defect repair.”
Company Highlights
Fracture Repair: Enrollment is ongoing in the company’s Phase 2b dosing trial in patients with unstable and/or displaced distal radius fractures. This study is intended to establish the lower dose range of Chrysalin versus a placebo control and will include 500 patients in 60 U.S. and Canadian centers. OrthoLogic expects the patient enrollment for this trial to be faster than the Phase 3 study. Enrollment is complete in the company’s Phase 3 trial indication with data collection ongoing and efficacy results expected in the first half of 2006.
Diabetic Ulcer Healing: OrthoLogic submitted final study results from the Phase 1/2 trial of Chrysalin in diabetic ulcer healing to a peer-reviewed journal during the third quarter. These results showed significant efficacy and a dose response curve in the foot ulcer sub-population of 35 patients and will be the basis for further studies of Chrysalin in diabetic foot ulcer patients.
Supportive Preclinical Data: During the third quarter, OrthoLogic announced findings from a study in the online version of the Journal of Cellular Physiology, showing that Chrysalin enhances neovascularization, or the growth of new blood vessels that have already sprouted, which can be an advantage for bone and tissue repair. These results further support the Chrysalin clinical development program currently underway in fracture repair and diabetic foot ulcer healing.
Business Development: Yesterday, OrthoLogic announced the hiring of Dana B. Shinbaum to the position of Vice President of Business Development. He joins OrthoLogic from Savient Pharmaceuticals, Inc. where he held positions of increasing responsibility in marketing, strategic planning and new product development, with responsibilities including creating and developing new business opportunities, leading global project teams and managing product launches. Dana holds a BA in economics and business from Lafayette College, and an MBA in finance and accounting from Drexel University. In his new position at OrthoLogic, Dana Shinbaum will be responsible for identifying, evaluating and negotiating potential in-licensing opportunities, marketing and development partners and other possible collaborations for the company.
“With the addition of Dana Shinbaum and continued positive news on Chrysalin in our two major indications of fracture repair and diabetic foot ulcers, we are strengthening the infrastructure necessary to become a fully integrated and rapidly growing biotechnology drug development company.” concluded Dr. Pusey.
Conference Call Information
As previously announced, management will host a conference call and webcast today at 4:30 p.m. EDT (1:30 p.m. PDT). To access the call, participants may dial 800-946-0706 (domestic) or 719-457-2638 (international) and provide the access code 6958949.
A replay of the call will be available beginning October 25, 2005, at 7:30 p.m. EDT until November 23, 2005, at 12:59 a.m. EST. To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international) and provide the access code 6958949.
Additionally, the conference call will be webcast on the Investor Relations section of the company’s website, www.orthologic.com.
About Chrysalin®
Chrysalin (TP508) is a synthetic 23-amino acid peptide that represents the receptor-binding domain of the human thrombin molecule, the naturally occurring agent responsible for blood clotting and initiating the natural healing cascade of cellular events responsible for tissue repair — both soft tissue and bone.
Thrombin acts as a signaling molecule to initiate the early stages of tissue repair. Since all cells contain high-affinity thrombin receptors, it is widely accepted that thrombin plays a larger role in the natural healing cascade than just forming blood clots. Scientists began developing Chrysalin in 1985, when a class of synthetic peptides was developed representing a specific receptor-binding domain of thrombin that activates specific tissue repair signals. Today, OrthoLogic is exclusively developing several drug candidates based on the Chrysalin peptide, which mimic part of the thrombin response without stimulating blood clotting, and therefore have the potential to accelerate the natural healing cascade.
About OrthoLogic
OrthoLogic is a biotechnology company focused on the development and commercialization of the novel synthetic peptide Chrysalin® (TP508) in three lead indications, all of which represent areas of significant unmet medical need – fracture repair, diabetic foot ulcer healing and cartilage defect repair. Based on the Company’s pioneering scientific research of the natural healing cascade, OrthoLogic has become the leading company focused on tissue and bone repair. OrthoLogic is committed to developing a pipeline of novel peptides and other molecules aimed at helping patients with equally under-served conditions. The Company maintains exclusive worldwide rights for Chrysalin. OrthoLogic’s corporate headquarters are in Tempe, Arizona. For more information, please visit the company’s website: www.orthologic.com.
Forward-Looking Statements
Statements in this press release or otherwise attributable to OrthoLogic regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: delays in obtaining or inability to obtain FDA, institutional review board or other regulatory approvals of preclinical or clinical testing; unfavorable outcomes in our preclinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our products; our inability to raise additional capital in the future needed to fund the continued development of our Chrysalin Product Platform; and other factors discussed in our Form 10-K for the fiscal year ended December 31, 2004, our Form 10-Q for the quarter ended June 30, 2005, and other documents we file with the Securities and Exchange Commission.

OrthoLogic Corp.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ending		Nine months ending		As a Development
	September 30,		September 30,		Stage Company
	2005	2004	2005	2004	8/5/2004 - 9/30/2005

OPERATING EXPENSES
General and administrative	$1,027	$1,226	$3,210	$2,397	$5,088
Research and development	7,266	4,803	18,660	12,163	26,740
CPM divestiture and related gains	0	(79)	(250)	(272)	(375)
CBI in process research and development	0	25,840	0	25,840	25,840

Total operating expenses	8,293	31,790	21,620	40,128	57,293

Other income, net	700	344	1,906	950	2,657

Loss from continuing operations	(7,593)	(31,446)	(19,714)	(39,178)	(54,636)

Income tax benefit	0	(411)	(12)	(705)	(654)

Net loss from continuing operations	(7,593)	(31,035)	(19,702)	(38,473)	(53,982)

Discontinued operations
Net gain on the sale of the bone device business, net of taxes of $0, $0, $0, $0, ($363), respectively	0	1,685	0	1,685	2,048

Net income from discontinued operations	0	1,685	0	1,685	2,048

NET LOSS	$(7,593)	$(29,350)	$(19,702)	$(36,788)	$(51,934)

Per Share Information:

Net loss from continuing operations
Basic	($0.20)	($0.85)	($0.52)	($1.09)

Diluted	($0.20)	($0.85)	($0.52)	($1.09)

Net income from discontinued operations
Basic	$0.00	$0.05	$0.00	$0.05

Diluted	$0.00	$0.05	$0.00	$0.05

Net loss
Basic	($0.20)	($0.80)	($0.52)	($1.04)

Diluted	($0.20)	($0.80)	($0.52)	($1.04)

Basic and diluted shares outstanding	38,025	36,726	38,019	35,281

See notes to the financial statements

ORTHOLOGIC CORP.
(A Development Stage Company)
BALANCE SHEETS
(in thousands)
(Unaudited)

	September 30,	December 31,
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$29,744	$38,377
Short-term investments	51,175	53,642
Prepaids and other current assets	1,068	1,053
Escrow receivable, net	6,942	—

Total current assets	88,929	93,072

Furniture and equipment, net	551	478
Escrow receivable, net	—	6,828
Long-term investments	2,623	11,558
Deferred income taxes – non-current	1,106	1,106
Trademarks and patents	2,288	2,142

Total assets	$95,497	$115,184

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$1,315	$833
Accrued compensation	659	648
Accrued property taxes	174	114
Excess space reserve	99	559
Accrued clinical	765	1,236
Other accrued liabilities	982	727

Total current liabilities	3,994	4,117
Deferred rent and capital lease obligation	83	137
Non-current portion of excess space reserve	111	0
Other non-current liabilities	37	0

Total liabilities	4,225	4,254

Stockholders’ Equity

Common stock, $.0005 par value; 100,000,000 and 50,000,000 shares authorized; 38,024,742 and 38,011,642 shares issued and outstanding	19	19
Additional paid-in capital	170,949	170,905
Accumulated deficit	(79,696)	(59,994)

Total stockholders’ equity	91,272	110,930

Total liabilities and stockholders’ equity	$95,497	$115,184

See notes to the financial statements